Exhibit 99.1

Uonlive Corporation (OTC: UOLI) Stepping into a New Milestone for 2019

SHENZHEN, CHINA / Mar 21, 2019 / Uonline Corporation (OTC PINK: UOLI) (UOLI or the Company) is pleased to announce the Company has derived a strategic plan for uplifting to OTC QB and NASDAQ subsequently.

Also on September 7, 2018, there was a change of control in the Company and Chuang Fu Qu Kuai Lian Technology became the controlling shareholder for the purpose of continuing to pursue business investments.

Thus far, the Company has conducted negotiations and entered into a letter of intent concerning block chain disrupt technology of retail supply chain eco-system in regions of South-East Asia and transforming the eco-system into a new economy eco-system.

Mr Raymond Fu was appointed as the Company’s Chief Executive Officer and Executive Director. Mr Fu has over 20 years of experience in the financial sector and has acted as an officer for several public companies in Hong Kong. Mr Fu’s experience is in line with UOLI’s business model and future business endeavors.

Mr Edwin Lun was appointed as the Company’s Board Secretary. Mr Lun has over 20 years of experience in the financial sector and has diversified experiences in the merger and acquisitions, restructuring, listing and board procedures. Mr Lun’s experiences is in line with UOLI’s business model and future business endeavors.

About Uonlive Corporation

Uonlive Corporation will become a technology-driven platform and operation to enable retail and wholesale eco-system to have dynamic transformation with IOT and mobile platform.

About Chuang Fu Qu Kuai Lian Technology

Chuang Fu Qu Kuai Lian Technology is a wholly owned subsidiary of Chuang Fu Investment Management Limited and focuses on technology-mobile-telecom (TMT) industry with blockchain technology platform in mind. The Company believes the disrupt technology can bring in new change in the legacy business model.

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Forward-Looking Information

Cautionary Note:

This statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

SOURCE: Uonlive Corporation

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